Exhibit 99.1

PART I

Item 1.  Business

Fluor Corporation was incorporated in Delaware on September 11, 2000 prior to a reverse spin-off transaction. However, through our predecessors, we have been in business for over a century. Our principal executive offices are located at 6700 Las Colinas Boulevard, Irving, Texas 75039, and our telephone number is (469) 398-7000.

Our common stock currently trades on the New York Stock Exchange under the ticker symbol “FLR”.

Fluor Corporation is a holding company that owns the stock of a number of subsidiaries, as well as interests in joint ventures. Acting through these entities, we are one of the largest professional services firms providing engineering, procurement, construction, fabrication and modularization, commissioning and maintenance, as well as project management services, on a global basis. We are an integrated solutions provider for our clients in a diverse set of industries worldwide including oil and gas, chemicals and petrochemicals, mining and metals, transportation, power, life sciences and advanced manufacturing. We are also a service provider to the U.S. federal government and governments abroad; and, we perform operations, maintenance and asset integrity activities globally for major industrial clients. We have been named to Fortune Magazine’s “World’s Most Admired Companies®” for the 18th consecutive year, and we are ranked by Engineering News Record as number two in its 2017 list of Top 400 Contractors. We were also named to Forbes’ JUST100® list of America’s best corporate citizens, where top companies are ranked by how they perform on issues that most concern Americans, for the second year in a row. Additionally, Fluor has been recognized by Ethisphere magazine as a World’s Most Ethical Company® for the past 11 years.

Our business is divided into four principal segments. The four segments are: Energy & Chemicals; Mining, Industrial, Infrastructure & Power; Diversified Services; and Government. Fluor Constructors International, Inc., which is organized and operates separately from the rest of our business, provides unionized management and construction services in the United States and Canada, both independently and as a subcontractor on projects in each of our segments. Financial information on our segments, as defined under accounting principles generally accepted in the United States, is set forth on page F-40 of this annual report on Form 10-K under the caption “Operating Information by Segment,” which is incorporated herein by reference.

Competitive Strengths

As an integrated world class solutions provider of engineering, procurement, construction, fabrication, maintenance and project management services, we believe that our business model allows us the opportunity to bring to our clients on a global basis capital efficient business offerings that combine excellence in execution, safety, cost containment and experience. In that regard, we believe that our business strategies, which are based on certain of our core competencies, provide us with some significant competitive advantages:

Excellence in Execution  Given our proven track record of project completion and client satisfaction, we believe that our ability to design, engineer, procure, fabricate, construct, commission, operate, maintain and manage complex projects often in geographically challenging locations gives us a distinct competitive advantage. We strive to complete our projects meeting or exceeding all client specifications. In an increasingly competitive environment, we are also continually emphasizing cost and schedule controls so that we meet our clients’ performance requirements as well as their schedule and budgetary needs.

Financial Strength  We believe that we are among the most financially sound companies in our industry. We strive to maintain a solid financial condition, placing an emphasis on having a strong balance sheet and an investment grade credit rating. Our financial strength provides us a valuable competitive advantage in terms of access to surety bonding capacity and letters of credit which are critical to our business. Our strong balance sheet also allows us to fund our strategic initiatives, pay dividends, repurchase stock, pursue opportunities for growth and better manage unanticipated cash flow variations.

Safety  One of our core values and a fundamental business strategy is our constant pursuit of safety. The maintenance of a safe and secure workplace is a key business driver for us and our clients. In the areas in which we provide our services, we strive to deliver excellent safety performance. In our experience, whether in an office or at a job-site, a safe environment decreases risks, assures a proper environment for all workers, enhances their morale and improves their productivity, reduces project cost and generally improves client relations. We believe that our commitment to safety is one of our most distinguishing features.

Global Execution Platform  As one of the largest U.S.-based, publicly-traded engineering, procurement, construction, fabrication and maintenance companies, we have a global footprint with employees situated throughout the world. Our global presence allows us to build local relationships that permit us to capitalize on opportunities near these locations. It also allows us to mobilize quickly to project sites around the world and to draw on our local knowledge and talent pools. In many of the countries where we work, clients are requiring more local content in their projects by mandating use of in-country talent and procurement of in-country goods and services. To meet these challenges, we continue to expand our footprint in growth regions by establishing local offices, forming strategic alliances with local partners, leveraging our supply chain expertise and emphasizing local training programs. We also continue to expand the scope of services in our distributed execution centers where we can continue to provide superior services on a cost-efficient basis.

Market Diversity  The company serves multiple markets across a broad spectrum of industries around the globe and offers a wide variety of engineering, procurement, construction, fabrication and modularization, commissioning and maintenance services. We feel that our market diversity is a key strength of our company that helps to mitigate the impact of the cyclicality in the markets we serve. Just as important, our concentrated attention on market diversification allows us to achieve more consistent growth and deliver solid returns. We believe that our continued strategy of maintaining a good mixture within our entire business portfolio permits us to both focus on our more stable business markets and to capitalize on developing our cyclical markets when the timing is appropriate. This strategy also allows us to better weather any downturns in a specific market by emphasizing markets that are strong.

Client Relationships  Our culture is based on putting the customer at the center of everything we do. We actively pursue relationships with new clients while at the same time building on our long-term relationships with existing clients. We continue to believe that long-term relationships with existing, sometimes decades-old, clients serves us well by allowing us to better understand and be more responsive to their requirements. Regardless of whether our clients are new or have been with us for many years, our ability to successfully foster relationships is a key driver to the success of our business.

Risk Management  We believe that our ability to assess, understand, gauge, mitigate and manage project risk, especially in difficult locations or circumstances or in a complicated contracting environment, provides us with a proven ability to deliver the project certainty our clients demand. We have an experienced management team, and utilize a systematic and disciplined approach towards managing risks. We believe that our comprehensive risk management approach allows us to better control costs and schedule, which in turn leads to clients who are satisfied with the delivered product.

Integrated Solutions  Through our integrated solutions offering, we can deliver to clients our broad range of engineering, procurement, construction, fabrication, equipment services, maintenance and management services and offerings in an integrated package. This approach spans the entire lifecycle of a project — from initial scoping and front end engineering to construction, fabrication, equipment and supply chain to post-completion operations and maintenance — thereby allowing us to bring our full breadth of resources to better solve client challenges and create opportunities. Our integrated solutions approach allows us to exercise better overall control of a project, in collaboration with our clients, which in turn results in more predictable and profitable results while enhancing the value, safety and efficiencies we can bring to a project. We believe we are one of the few industry players who have the capability to deliver integrated solutions to our clients, which we believe is a clear differentiator for us.

General Operations

Our services fall into six broad categories: engineering and design; procurement; construction; fabrication and modularization; maintenance, modification and asset integrity services; and project management. We offer these services both independently as well as through our integrated solutions offerings. Our services can range from basic consulting activities, often at the early stages of a project, to complete design-build and maintenance contracts.

•                  In engineering and design, we develop solutions to address our clients’ most complex problems on a cost-effective basis. Our engineering services range from traditional engineering disciplines such as piping, mechanical, electrical, control systems, civil, structural and architectural to advanced engineering specialties including process engineering, chemical engineering, simulation, enterprise integration, integrated automation processes and interactive 3-D modeling. Through our design solutions, we provide clients with a varied group of service offerings which can include front-end engineering, conceptual design, estimating, feasibility studies, permitting, process simulation, technology and licensing evaluation, scope definition and siting. Our engineering and design solutions are intended to align each project’s function, scope, cost and schedule in concert with client objectives in order to best optimize project success.

•                  Our procurement organization offers traditional procurement services as well as supply chain solutions aimed at improving product quality and performance while also reducing project cost and schedule. Our clients benefit from our global sourcing and supply expertise, global purchasing power, technical knowledge, processes, systems and experienced global resources. Our procurement activities include strategic sourcing, material management, contracts management, buying, expediting, supplier quality inspection and logistics.

•                  In construction, we mobilize, execute, commission and demobilize projects on a self-perform or subcontracted basis. Generally, we are responsible for the completion of a project, often in difficult locations and under challenging circumstances. We are frequently designated as a program manager, where a client has facilities in multiple locations, complex phases in a single project location, or a large-scale investment in a facility. Depending upon the project, we often serve as the primary contractor or we may act as a subcontractor to another party.

•                  We also provide a variety of fabrication and modularization services, including integrated engineering and modular fabrication and assembly, modular construction and asset support services to customers around the globe from our joint venture yards in China, Mexico, Canada and Russia. By operating self-perform fabrication yards in key regions of the world, our off-site fabrication solutions help our clients achieve cost and schedule savings by reducing on-site craft needs and shifting work to inherently safer and more controlled work environments.

•                  We offer maintenance, modification and asset integrity services in order to improve the performance and extend the life of our clients’ complex facilities.  Our acquisition of Stork Holding B.V. helped us significantly increase our diversified services offerings and enhance our integrated solutions capabilities. Diversified services include the delivery of total maintenance services, facility management, plant readiness, commissioning, start-up and maintenance technology, small capital projects, turnaround and outage services, all on a global basis. Among other things, we can provide key management, staffing and management skills as well as equipment, tools and fleet services to clients on-site at their facilities. Our diversified services activities also include routine and outage/turnaround maintenance services, general maintenance and asset management, emissions reduction technologies and services, and restorative, repair, predictive and prevention services.

•                  Project management, the primary responsibility of managing all aspects of the effort to deliver projects on schedule and within budget, is required on every project. We are often hired as the overall program manager on large complex projects where various contractors and subcontractors are involved and multiple activities need to be integrated to ensure the success of the overall project. Project management services include logistics, development of project execution plans, detailed schedules, cost forecasts, progress tracking and reporting, and the integration of the engineering, procurement and construction efforts. Project management is accountable to the client to deliver the safety, functionality and financial performance requirements of the project.

We operate in four principal business segments, as described below.

Energy & Chemicals

Energy & Chemicals is where we focus on opportunities in the upstream, midstream, downstream, chemical, petrochemical, offshore and onshore oil and gas production, liquefied natural gas and pipeline markets. We have long served a broad spectrum of industries as an integrated solutions provider offering a full range of design, engineering, procurement, construction, fabrication and project management services. While we perform projects that range greatly in size and scope, we believe that one of our distinguishing features is that we are one of the few companies that have the global strength and experience to perform extremely large projects in difficult locations. As the locations of large scale energy and  chemicals projects have become more challenging geographically, geopolitically or otherwise, we believe that clients will continue to look to us based upon our size, strength, global reach, experience and track-record to manage their complex projects.

With each specific project, our role can vary. We may be involved in providing front-end engineering, program management and final design services, construction management services, self-perform construction, or oversight of other contractors, and we may also assume responsibility for the procurement of materials, equipment and subcontractors. We have the capacity to design, fabricate and construct new facilities, upgrade, modernize and expand existing facilities, and rebuild facilities following fires and explosions. We also provide consulting services ranging from feasibility studies to process assessment to project finance structuring and studies.

In the upstream sector, our clients need to develop additional and new sources of supply. Our typical projects in the upstream sector revolve around the production, processing and transporting of oil and gas resources, including the development of infrastructure associated with major new fields and pipelines, as well as LNG projects. We are also involved in offshore production facilities and in conventional and unconventional gas projects in various geographic locations.

In the downstream sector, we continue to pursue significant global opportunities relating to refined products. Our clients are modernizing and modifying existing refineries to increase capacity and satisfy environmental requirements. We continue to play a strong role in each of these markets. We also remain focused on markets, such as clean fuels, where an increasing number of countries are implementing stronger environmental standards.

We have been very active for several years in the chemicals and petrochemicals market, with major projects involving the expansion of ethylene based derivatives. The most active markets have been in the United States, Middle East and Asia, where there is significant demand for chemical products.

Mining, Industrial, Infrastructure & Power

The Mining, Industrial, Infrastructure & Power segment provides design, engineering, procurement, construction and project management services to the mining and metals, transportation, life sciences, advanced manufacturing, water and power sectors. These projects often require application of our clients’ state-of-the-art processes and technical knowledge. We focus on providing our clients with capital efficiencies through solutions that seek to reduce costs and compress delivery schedules. By doing so, we are able to complete our clients’ projects on a timely and more cost efficient basis.

In mining and metals, we provide a full range of services to the bauxite, copper, gold, iron ore, diamond, nickel, alumina, aluminum, phosphates and other commodity-based industries. These services include feasibility studies through detailed engineering, design, procurement, construction, and commissioning and start-up support. We see many of these opportunities being developed in extreme altitudes, topographies and climates, such as the Andes Mountains, Western Australia and Africa. We are one of the few companies with the size and experience to execute large scale mining and metals projects in these difficult locations. In the first quarter of 2018, mining and metals moved from the Energy & Chemicals business segment to the Mining, Industrial, Infrastructure & Power business segment to align with how these business segments are managed.

In infrastructure, we are an industry leader in developing projects for both domestic and international governments, such as roads, highways, bridges and rail, with particular interest in large, complex projects. We provide a broad range of services including consulting, design, planning, financial structuring, engineering and construction. We also provide long-term operation and maintenance services for transit and highway projects. Our projects may involve the use of public/private partnerships, which allow us to develop and finance deals in concert with public entities for projects such as toll roads and rail lines that would not have otherwise been undertaken, had only public funding been available. The need for new infrastructure in emerging countries and the replacement and expansion of aging infrastructure in developed countries continues to drive project opportunities on a global basis.

For the advanced manufacturing market, we provide design, engineering, procurement, construction and construction management services to a wide variety of industries on a global basis. We specialize in designing fit-for-purpose projects which incorporate lean manufacturing concepts while also satisfying client sustainability goals. Our experience spans a wide variety of market segments ranging from traditional manufacturing to advanced technology projects.

In life sciences, we provide design, engineering, procurement, construction and construction management services to the pharmaceutical and biotechnology industries. We also specialize in providing validation and commissioning services where we not only bring new facilities into production, but we also keep existing facilities operating. The ability to complete projects on a large scale basis, especially in a business where time to market is critical, allows us to better serve our clients and is a key competitive advantage.

In the power market, we provide a full range of services to the gas fueled, environmental compliance, renewables, nuclear and solid fueled markets. Our offering includes engineering, procurement, construction, program management, start-up and commissioning and technical services. We provide these services to a broad array of utilities, independent power producers, original equipment manufacturers and other third parties.

We continue to invest in NuScale Power, LLC (“NuScale”), a small modular nuclear reactor (“SMR”) technology company. NuScale is a leader in the development of light water, passively safe SMRs, which we believe will provide us with significant future project opportunities. In December 2016, NuScale submitted its design certification application to the U.S.

Nuclear Regulatory Commission, a major step towards the eventual construction of the first SMR nuclear power facility. We expect our application to be approved on or before January 2021.

Government

Our Government segment is a provider of engineering, construction, logistics, base and facilities operations and maintenance, contingency response and environmental and nuclear services to the U.S. government and governments abroad. Because the U.S. and other governments are the largest purchasers of outsourced services in the world, government work represents an attractive opportunity for the company.

For the energy sector, we provide site management, environmental remediation, decommissioning, engineering and construction services and have been very successful in addressing the myriad environmental and regulatory challenges associated with legacy and operational nuclear sites. We are an industry leader in nuclear remediation at governmental facilities. We also provide safe, dependable and value-added nuclear operation services for the United States Department of Energy (“DOE”) and international governments where we have brought our commercial operations and program management expertise to government clients to help stabilize substantial quantities of high-level, hazardous nuclear materials. We also manage the processing of low-level and high-level radioactive waste as well as development plans for on-site or off-site safe disposal of nuclear waste.

The Government segment also provides engineering and construction services, logistics and life-support, as well as contingency operations support, to the defense sector. We support military logistical and infrastructure needs around the world. Specifically, we provide life-support, engineering, procurement, construction and logistical augmentation services to the U.S. military and coalition forces in various international locations, with a primary focus on the United States military-related activities in and around the Middle East and more specifically in Afghanistan and Africa. Because of our strong network of global resources, we believe we are well-situated to efficiently and effectively mobilize the resources necessary for defense operations, even in the most remote and difficult locations to both traditional and U.S. government classified customers around the world.

In combination with our subsidiary, Fluor Federal Solutions, we are a leading provider of outsourced services to the U.S. government. We provide operations and maintenance services at military bases and education and training services to the Department of Labor, particularly through Job Corps programs. In addition, we provide construction services to new and existing facilities for the U.S. military, the intelligence community and in support of foreign military sales programs.

The company is also providing support to the Department of Homeland Security. We are particularly involved in supporting the U.S. government’s rapid response capabilities to address security issues and disaster relief, the latter primarily through our long-standing relationship with the Federal Emergency Management Agency and recently in support of the Army Corps of Engineers.

Diversified Services

The Diversified Services segment provides a wide array of maintenance, modification, asset integrity, equipment and staffing services to support projects across Fluor’s business lines and our clients all over the world.

Through Stork, we provide facility start-up and management, plant and facility maintenance, operations support and asset management services to the oil and gas, chemicals, life sciences, mining and metals, consumer products and manufacturing industries. We focus on asset management solutions, as well as providing services in diverse areas such as electrical and instrumentation, fabric maintenance, mechanical and piping. We also provide inspection and integrity services to our clients to better ensure the reliable operations of their projects. This business, driven by annual operating expenditures, often benefits from large projects that originate in another of our segments which can lead to long-term maintenance or operations opportunities. Conversely, our long-term maintenance contracts can lead to larger capital projects for our other business segments when those needs arise. Our goal is to help clients improve the performance of their assets while also extending asset life.

Our power services business line offers a variety of services to owners including fossil, renewable and nuclear plant maintenance, facility management, operations support, asset performance improvement, capital modifications and improvements, operations readiness and start-up commissioning on a global basis. We have annual maintenance and modification contracts covering full generation fleets within the utility generation market.

Diversified Services also includes Site Services® and fleet management services through AMECO®. AMECO provides integrated construction equipment, tool, and fleet service solutions to the company and third party clients on a global basis for construction projects and plant sites. AMECO supports large construction projects and plants at locations throughout North and South America, Africa, the Middle East, Australia and Southeast Asia.

Staffing services, also part of Diversified Services, are provided through TRS®. TRS is a global enterprise of staffing specialists that provides the company and third party clients with technical, professional and craft resources either on a contract or permanent placement basis.

Other Matters

Backlog

Backlog represents the total amount of revenues we expect to record in the future based upon contracts that have been awarded to us. Backlog is stated in terms of gross revenues and may include significant estimated amounts of third party, subcontracted and pass-through costs.

Backlog in the engineering and construction industry is a measure of the total dollar value of work to be performed on contracts awarded and in progress. The following table sets forth the consolidated backlog of the company’s segments at December 31, 2017 and 2016:

	December 31, 2017	December 31, 2016
	(in millions)
Energy & Chemicals	$15,113	$20,549
Mining, Industrial, Infrastructure & Power	9,580	16,397
Government(1)	3,771	5,194
Diversified Services(2)	2,451	2,872
Total(3)	$30,915	$45,012

(1)                                 U.S. government agencies operate under annual fiscal appropriations by Congress and fund various federal contracts only on an incremental basis. With respect to backlog in our Government segment, if a contract covers multiple years, we include the full contract award, whether funded or unfunded, excluding option periods. As of December 31, 2017 and 2016, total backlog includes $741 million and $2.7 billion, respectively, of unfunded government contracts. For our contingency operations, we include only those amounts for which specific task orders have been awarded.

(2)                                 The equipment and temporary staffing businesses in the Diversified Services segment do not report backlog or new awards. With respect to our ongoing operations and maintenance and asset integrity contracts in this segment, backlog includes the amount of revenue we expect to recognize for the remainder of the current year renewal period plus up to three additional years if renewal is considered to be probable.

(3)                                 For projects related to proportionately consolidated joint ventures, we include only our percentage ownership of each joint venture’s backlog.

The following table sets forth our consolidated backlog at December 31, 2017 and 2016 by region:

	December 31, 2017	December 31, 2016
	(in millions)
United States	$12,908	$23,188
Asia Pacific (including Australia)	1,664	1,957
Europe, Africa and Middle East	13,420	16,732
The Americas (excluding the United States)	2,923	3,135
Total	$30,915	$45,012

Although backlog reflects business that is considered to be firm, cancellations, deferrals or scope adjustments may occur. Backlog is adjusted to reflect any known project cancellations, revisions to project scope and cost, foreign currency exchange fluctuations and project deferrals, as appropriate. Backlog denominated in foreign currencies is measured using average exchange rates. Due to additional factors outside of our control, such as changes in project schedules, we cannot predict the portion of our December 31, 2017 backlog estimated to be performed annually subsequent to 2018. Accordingly, backlog is not necessarily indicative of future earnings or revenues and no assurances can be provided that we will ultimately realize on our backlog.

The following table sets forth our changes in consolidated backlog in each year to reach ending backlog at December 31, 2017 and 2016:

	2017	2016
	(in millions)
Backlog at beginning of year	$45,012	$44,726
New awards	12,566	20,959
Adjustments and cancellations, net(1)	(7,597)	(2,061)
Work performed	(19,066)	(18,612)
Backlog at end of year	$30,915	$45,012

(1) Adjustments and cancellations, net during 2017 resulted primarily from the removal of the two Westinghouse nuclear power plant projects from backlog, an adjustment to limit the contractual term of the Magnox RSRL Project to a five year term ending in August 2019 and exchange rate fluctuations. Adjustments and cancellations, net during 2016 resulted primarily from an adjustment for a liquefied natural gas project in Canada that was suspended, as well as project scope reductions and exchange rate fluctuations.

In 2018, we expect to perform approximately 51 percent of our total backlog reported as of December 31, 2017. In comparison, during the last three years we expected to annually perform an average of 41 percent of our total year-end backlog in the subsequent fiscal year.

For additional information with respect to our backlog, please see “Item 7. — Management’s Discussion and Analysis of Financial Condition and Results of Operations,” below.

Types of Contracts

While the basic terms and conditions of the contracts that we perform may vary considerably, generally we perform our work under two types of contracts: (a)  reimbursable contracts and (b) fixed-price, lump-sum or guaranteed maximum contracts. In some markets, we are seeing “hybrid” contracts containing both fixed-price and reimbursable elements. As of December 31, 2017, the following table breaks down the percentage and amount of revenue associated with these types of contracts for our existing backlog:

	December 31, 2017
	(in millions)	(percentage)
Reimbursable	$19,464	63%
Fixed-Price, Lump-Sum and Guaranteed Maximum	$11,451	37%

In accordance with industry practice, most of our contracts, including those with the U.S. government are subject to termination at the discretion of our client. In such situations, our contracts typically provide for the payment of fees earned through the date of termination and the reimbursement of costs incurred including demobilization costs.

Under reimbursable contracts, the client reimburses us based upon negotiated rates and pays us a pre-determined or fixed fee, or a fee based upon a percentage of the cost incurred in completing the project. Our profit may be in the form of a fee, a simple mark-up applied to labor cost incurred in performing the contract, or a combination of the two. The fee element may also vary. The fee may be an incentive fee based upon achieving certain performance factors, milestones or targets; it may be a fixed amount in the contract; or it may be based upon a percentage of the cost incurred.

Our Government segment, primarily acting as a prime contractor or a major subcontractor for a number of government programs, generally performs its services under reimbursable contracts subject to applicable statutes and regulations. In many cases, these contracts include incentive fee arrangements. The programs in question often take many years to complete and may be implemented by the award of many different contracts. Some of our government contracts are known as indefinite delivery indefinite quantity (“IDIQ”) agreements. Under these arrangements, we work closely with the government to define the scope and amount of work required based upon an estimate of the maximum amount that the government desires to spend. While the scope is often not initially fully defined or does not require any specific amount of work, once the project scope is determined, additional work may be awarded to us without the need for further competitive bidding.

Fixed-price contracts include both lump-sum contracts and negotiated fixed-price contracts. Under lump-sum contracts, we typically bid against our competitors on a contract based upon specifications provided by the client. This type of contracting presents certain inherent risks including the possibility of ambiguities in the specifications received, or economic and other changes that may occur during the contract period. Under negotiated fixed-price contracts, we are selected as contractor first, and then we negotiate price with the client. Negotiated fixed-price contracts frequently occur in single-responsibility arrangements where we perform some of the work before negotiating the total price for the project. Another type of fixed-price contract is a unit price contract under which we are paid a set amount for every “unit” of work performed. If we perform well under these types of contracts, we can benefit from cost savings; however, if the project does not proceed as originally planned, we generally cannot recover cost overruns except in certain limited situations.

Guaranteed maximum price contracts are reimbursable contracts except that the total fee plus the total cost cannot exceed an agreed upon guaranteed maximum price. We can be responsible for some or all of the total cost of the project if the cost exceeds the guaranteed maximum price. Where the total cost is less than the negotiated guaranteed maximum price, we may receive the benefit of the cost savings based upon a negotiated agreement with the client.

Some of our contracts, regardless of type, may operate under joint ventures or other teaming arrangements. Typically, we enter into these arrangements with reputable companies with whom we have worked previously. These arrangements are generally made to strengthen our market position or technical skills, or where the size, scale or location of the project directs the use of such arrangements.

Competition

We are one of the world’s largest providers of engineering, procurement, construction, fabrication, operations and maintenance services. The markets served by our business are highly competitive and, for the most part, require substantial resources and highly skilled and experienced technical personnel. A large number of companies are competing in the markets served by our business, including U.S.-based companies such as AECOM, Bechtel Group, Inc., EMCOR Group, Inc., Jacobs Engineering Group, Inc., KBR, Inc., Kiewit Corporation, Granite Construction, Inc., and Quanta Services, Inc., and international-based companies such as ACS Actividades de Construccion y Servicios, Balfour Beatty plc, Chicago Bridge and Iron Company N.V., Chiyoda Corporation, Hyundai Engineering & Construction Company, Ltd., JGC Corporation, McDermott International, Inc., Petrofac Limited, SNC-Lavalin Group, Inc., Samsung Engineering, Stantec Inc., TechnipFMC plc, Wood Group plc, and WorleyParsons Limited.

In the engineering, procurement, fabrication and construction arena, which is served by our Energy & Chemicals segment and our Mining, Industrial, Infrastructure & Power segment, competition is based on an ability to provide the design, engineering, planning, management and project execution skills required to complete complex projects in a safe, timely and cost-efficient manner. Our engineering, procurement, fabrication and construction business derives its competitive strength from our diversity, excellence in execution, reputation for quality, technology, cost-effectiveness, worldwide procurement capability, project management expertise, geographic coverage, ability to meet client requirements by performing construction on either a union or an open shop basis, ability to execute projects of varying sizes, strong safety record and lengthy experience with a wide range of services and technologies.

The various markets served by the Diversified Services segment, while having some similarities to the construction and procurement arena, tend also to have discrete issues impacting individual business lines. Each of the markets we serve has a large number of companies competing in its markets. In the operations and maintenance markets, barriers to entry are both financially and logistically low, with the result that the industry is highly fragmented with no single company being dominant. Competition in those markets is generally driven by reputation, price and the capacity to perform. The equipment sector, which operates in numerous markets, is highly fragmented and very competitive, with a large number of competitors mostly operating in specific geographic areas. The competition in the equipment sector for larger capital project services is more narrow and limited to only those capable of providing comprehensive equipment, tool and management services. Temporary staffing is a highly fragmented market with over 1,000 companies competing globally. The key competitive factors in this business line are price, service, quality, client relationships, breadth of service and the ability to identify and retain qualified personnel and geographic coverage.

Key competitive factors in our Government segment are primarily centered on performance and the ability to provide the design, engineering, planning, management and project execution skills required to complete complex projects in a safe, timely, cost-efficient and compliant manner.

Significant Clients

For 2017, revenue earned from agencies of the U.S. government and Exxon Mobil Corporation accounted for 15 percent and 13 percent, respectively, of our total revenue. We perform work for these clients under multiple contracts and sometimes through joint venture arrangements. No other client accounted for more than 10 percent of our revenues in 2017.

Raw Materials

The principal products we use in our business include structural steel, metal plate, concrete, cable and various electrical and mechanical components. These products and components are subject to raw material (aluminum, copper, nickel, iron ore, etc.) availability and commodity pricing fluctuations, which we monitor on a regular basis. We have access to numerous global supply sources, and we do not foresee any unavailability of these items that would have a material adverse effect on our business in the near term. However, the availability of these products, components and raw materials may vary significantly from year to year due to various factors including client demand, producer capacity, market conditions and specific material shortages.

Research and Development

Aside from our investment in NuScale, we generally do not engage in significant research and development efforts for new products and services and, during the past three fiscal years, we have not incurred costs for company-sponsored or client-sponsored research and development activities which would be material, special or unusual in any of our business segments. See “Item 7. — Management’s Discussion and Analysis of Financial Condition and Results of Operations — Power” for further discussion of the operations of NuScale.

Patents

We hold patents and licenses for certain items that we use in our operations, including those held by NuScale and Stork. However, none is so essential that its loss would materially affect our business.

Environmental, Safety and Health Matters

In our business, we engage in design, engineering, construction, construction management, fabrication and operations and maintenance at sites throughout the world. Work at some of these sites involves activities related to nuclear facilities, hazardous waste, hydrocarbon production, distribution and transport, the military and infrastructure. Some of our work can be performed adjacent to environmentally sensitive locations such as wetlands, lakes and rivers. We also contract with the U.S. federal government to remediate hazardous materials, including chemical agents and weapons, as well as to decontaminate and decommission nuclear sites. These activities can require us to manage, handle, remove, treat, transport and dispose of toxic, radioactive or hazardous substances. Significant fines, penalties and other sanctions may arise under environmental health and safety laws and regulations, and many of these laws call for joint and several and/or strict liability, which can render a party liable without regard to negligence or fault of such person.

We believe, based upon present information available to us, that we are generally compliant with all such environmental health and safety laws and regulations. We further believe that our accruals with respect to future environmental costs are adequate and that any future costs will not have a material effect on our consolidated financial position, results of operations, liquidity, capital expenditures or competitive position. Some factors, however, could result in additional expenditures or the provision of additional accruals in expectation of such expenditures. These include the imposition of more stringent requirements under environmental laws or regulations, new developments or changes regarding site cleanup costs or the allocation of such costs among potentially responsible parties, or a determination that we are potentially responsible for the release of hazardous substances at sites other than those currently identified.

Number of Employees

The following table sets forth the number of employees of Fluor and its subsidiaries as of December 31, 2017:

Number of Employees
Salaried Employees	31,951
Craft and Hourly Employees	24,755
Total	56,706

The number of craft and hourly employees varies in relation to the number, size and phase of execution of projects we have in process at any particular time.

Executive Officers of the Registrant

The following information is being furnished with respect to the company’s executive officers as of December 31, 2017:

Name	Age	Position with the Company(1)
Ray F. Barnard	58	Executive Vice President, Systems and Supply Chain
James F. Brittain	59	Group President, Energy & Chemicals
Jose-Luis Bustamante	54	Executive Vice President, Business Development and Strategy
Robin K. Chopra	53	Senior Vice President and Controller
Thomas P. D’Agostino	59	Group President, Government
Taco de Haan	50	Group President, Diversified Services
Garry W. Flowers	66	Executive Vice President
Carlos M. Hernandez	63	Executive Vice President, Chief Legal Officer and Secretary
Rick Koumouris	57	Group President, Mining & Metals, Infrastructure, Power, Life Sciences & Advanced Manufacturing
Mark A. Landry	53	Senior Vice President, Human Resources
David T. Seaton	56	Chairman and Chief Executive Officer
Bruce A. Stanski	57	Executive Vice President and Chief Financial Officer

(1)                                 All references are to positions held with Fluor Corporation. All of the officers listed in the preceding table serve in their respective capacities at the pleasure of the Board of Directors.

Ray F. Barnard

Mr. Barnard has been Executive Vice President, Systems and Supply Chain since February 2014. Prior to that, he was Chief Information Officer from February 2005 to February 2014. Mr. Barnard joined the company in 2002.

James F. Brittain

Mr. Brittain has been Group President, Energy & Chemicals since March 2017. Prior to that, he was Senior Vice President, Business Line President — Energy & Chemicals Americas from February 2014 to March 2017 and Vice President, Project Director — Energy & Chemicals from February 2009 to February 2014. Mr. Brittain joined the company in 1987.

Jose-Luis Bustamante

Mr. Bustamante has been Executive Vice President, Business Development and Strategy since February 2015. Prior to that, he was Senior Vice President of Business Development, Marketing and Strategic Planning — Energy & Chemicals from February 2012 to February 2015. Mr. Bustamante joined the company in 1990.

Robin K. Chopra

Mr. Chopra has been Senior Vice President and Controller, as well as the Principal Accounting Officer of Fluor since March 2016. Prior to that, he was Controller of our former Energy & Chemicals, Industrial & Infrastructure and Power segments from September 2014 to March 2016 and Vice President, Internal Audit from March 2008 to September 2014. Mr. Chopra joined the company in 1991.

Thomas P. D’Agostino

Mr. D’Agostino has been Group President, Government since August 2017. Prior to that, he was Senior Vice President, Sales, Government from June 2015 to August 2017 and Senior Vice President of Strategic Planning and Development for Government from November 2013 to June 2015. Prior to joining the company in November 2013, he served in various roles, including Under Secretary for Nuclear Security, Administrator of the National Nuclear Security Administration (NNSA) and Deputy Administrator for Defense Programs from 2007 until his retirement in February 2013.

Taco de Haan

Mr. de Haan has been Group President, Diversified Services since March 2017 and Chief Executive Officer of Stork since October 2016. Prior to that, he was Senior Vice President, Business Line President — Energy & Chemicals EAME from

February 2011 to October 2016. Mr. de Haan joined the company in 1995.

Garry W. Flowers

Mr. Flowers has been Executive Vice President, with responsibility for corporate security and special projects, since February 2017. Prior to that, he was Executive Vice President, Project Support Services from February 2014 to February 2017 and Group President, Global Services from January 2012 to February 2014. Mr. Flowers joined the company in 1978.

Carlos M. Hernandez

Mr. Hernandez has been Executive Vice President, Chief Legal Officer and Secretary since October 2007, when he joined the company. Prior to joining the company, he was General Counsel and Secretary of ArcelorMittal USA, Inc. from April 2005 to September 2007.

Rick Koumouris

Mr. Koumouris has been Group President of Mining & Metals, Infrastructure, Power and Life Sciences & Advanced Manufacturing since March 2017. Prior to that, he was Senior Vice President, Business Line President — Mining & Metals from March 2007 to March 2017. Mr. Koumouris joined the company in 1987.

Mark A. Landry

Mr. Landry has been Senior Vice President, Human Resources since July 2016. Prior to that, he had various roles in our Human Resources group overseeing various commercial operations from May 2014 to July 2016 and was an HR Director for Energy & Chemicals and the HR Regional Director for EAME, Asia Pacific and Australia from December 2010 to May 2014. Mr. Landry joined the company in 1989.

David T. Seaton

Mr. Seaton has been Chief Executive Officer since February 2011 and Chairman since February 2012. Prior to that, he was Chief Operating Officer from November 2009 to February 2011. Mr. Seaton joined the company in 1985.

Bruce A. Stanski

Mr. Stanski has been Executive Vice President and Chief Financial Officer since August 2017.  Prior to that, he was Group President, Government from August 2009 to August 2017. Prior to joining the company in March 2009, he was President, Government and Infrastructure of KBR, Inc. from August 2007 to March 2009.

Available Information

Our website address is www.fluor.com. You may obtain free electronic copies of our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to those reports on the “Investor Relations” portion of our website, under the heading “SEC Filings” filed under “Financial Information.” These reports are available on our website as soon as reasonably practicable after we electronically file them with the Securities and Exchange Commission. These reports, and any amendments to them, are also available at the Internet website of the Securities and Exchange Commission, http://www.sec.gov. The public may also read and copy any materials we file with the Securities and Exchange Commission at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C., 20549. In order to obtain information about the operation of the Public Reference Room, you may call 1-800-732-0330. We also maintain various documents related to our corporate governance including our Corporate Governance Guidelines, our Board Committee Charters and our Code of Business Conduct and Ethics for Members of the Board of Directors on the “Sustainability” portion of our website under the heading “Corporate Governance Documents” filed under “Governance.”